Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mary Ellen Keating

Senior Vice President

Corporate Communications

Barnes & Noble, Inc.

(212) 633-3323

mkeating@bn.com

BARNES & NOBLE.COM CEO MARIE J. TOULANTIS RESIGNS FROM HER POSITION

New York, New York, August 19, 2008 – Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, announced today that Marie J. Toulantis, Chief Executive Officer of its online business, Barnes & Noble.com (www.bn.com), has resigned from her position and will now work for the company in the capacity as consultant. Her duties have been assumed by Tom Burke, Executive Vice President of E-Commerce and Kevin Frain, Chief Financial Officer, who has been appointed Executive Vice President of E-Commerce Operations. Both will report to Steve Riggio, Chief Executive Officer of Barnes & Noble, Inc.

“Marie Toulantis has played a pivotal role in the emergence of Barnes & Noble.com as one of the leading Internet sites of any retailer in the world,” said Steve Riggio, Chief Executive Officer. “We thank her for her many years of service and for the leadership she provided to the entire organization,” said Mr. Riggio.

Ms. Toulantis joined Barnes & Noble, Inc. in 1997 as Executive Vice President of Finance and later became Chief Financial Officer. In 1999, Ms. Toulantis was appointed Chief Financial Officer of Barnes & Noble.com, and helped lead the company’s successful initial public offering in May of that year. She was named President and Chief Operating Officer of the online company in 2001 before being named Chief Executive Officer a year later.

Prior to joining Barnes & Noble, Ms. Toulantis had a distinguished twenty-five year banking career, with her last position as a Senior Vice President at Chase Manhattan Bank.

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About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 800 bookstores in 50 states. The company is the nation’s top bookseller in quality, and for the fifth year in a row, the top bookseller brand, as determined by a combination of the brand’s performance on familiarity, quality and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive ®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

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